UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Beginning on May 3, 2013, Cypress Semiconductor Corporation provided certain of the following information to certain institutional stockholders of the Company:

Cypress Semiconductor

2013 Proxy Discussion Points

Final Votes Due May 9, 2013

Background

We have certain ballot items, as detailed below, that have negative opinions from either ISS or Glass Lewis.

Proposal 1 – only ISS had an issue with pledging and penalized the audit committee directors

Proposal 3 – both ISS and Glass Lewis had concerns, of which we don’t think all facts were considered correctly

Proposal 4 – equity plan extension. WE ARE NOT ASKING FOR ANY SHARES. Only ISS objected. Glass Lewis approved.

We are big believers in disclosure and doing what’s right for the shareholders. If there is any further public disclosure you would like made to clarify any items or changes in our programs you would like us to consider we are very willing to listen!

If any further information is needed or to discuss any points please contact:

Brad Buss	EVP&CFO	bib@cypress.com	408-943-2754
Neil Weiss	SVP&Treasurer	nhw@cypress.com	408-943-2630

Proposal #1: Vote For Directors

Pledged stock

•

We hear consistently from investors that they love the fact we own and hold for the long- term significant amounts of stock, portions of which we bought for cash in the open market. Our directors and officers stock holdings of 11.65% are factors higher than the ISS peer group

•	Pledging is used in order to NOT HAVE TO SELL STOCK in order to diversify or buy real estate, etc.

•	Pledged shares ARE NOT used to shift or hedge any economic risk associated with Cypress shares

•	Pledging is common and is used extensively by other companies and our own investors

•

Shares pledged as a % of beneficial ownership as reported in the proxy are 69% for T.J. Rodgers and 39% for Brad Buss. Amounts are reasonable and decrease as the stock price increases from our recent lows

•	Unpledged ownership remains significant enough to be able to forestall almost any margin call. In addition, both officers have significant other assets to pledge should the need arise

•	We are committed to providing on-going disclosure on the amount pledged and to have the audit committee pre- approve any new shares to be pledged to ensure we don’t create an excessive risk situation

•	ISS is unreasonably dictating what our CEO and CFO can do with their private property

•

ISS policy on pledging is new and is very restrictive and is only an issue in a corner case of someone way over margined or in a very rare case of a major stock decline. We don’t have that risk and are mindful of it

•	We ask that you don’t penalize the audit committee directors and vote FOR all of them

Proposal #3: Say-On-Pay

•

Overall executive compensation plan concept and design has NOT changed for years and was approved by 98% of the shareholders who voted last year. In fact the maximum number of performance based shares that could be obtained in 2012 were DECREASED by 12.5% and the maximum dollar amount potential decreased even further due to a lower stock price at the time of grant

•	In 2012 the actual attainment of the 100% maximum under the performance based shares was 29%, the lowest ever. For reference the 2011 actual attainment was 75%.

•	2012 was a tough financial performance year mainly due to customer specific issues and a product transition that impacted our revenue, profit and stock price. We don’t expect a repeat in 2013

•	Our compensation plan on average is over 90% variable and performance based and hence the compensation results were DOWN significantly in 2012

•	In summary for 2012 versus 2011:

•	Revenue decreased 23%

•	Stock price decreased 33%

•	CEO cash compensation DECREASED 48%

•	CEO stock compensation received DECREASED 80%

•	Total CEO compensation per proxy (has assumptions related to the number of awards that MAY be obtained and doesn’t reflect the actual amounts earned) DECREASED 58%

•	Total CEO compensation earned (what was actually paid since it all cases we never achieve the maximum amount. In 2012 we only achieved 29%) DECREASED 75%

•

As you can see the compensation plan worked as designed and compensation earned for our CEO for 2012 of $2.5 million was down 75% ,significantly more than revenue decrease of and our one year stock price and also BELOW the median of the ISS peers

•

Total shareholder return historical performance has generally been superior, 2012 was the one year out of the last six when we didn’t outperform. Even with a bad 2012 we still outperformed the SOXX on a 3 and 5 year basis – see page 57 of the proxy. Long term performance is what we are paid to deliver and a one year performance challenge doesn’t make a trend or mean the pay design is wrong

•

The ISS peer group being used is not comparable to company’s we consider peers. While we do have substantial overlap many of the company’s that ISS used are not company’s we compete with for executives or key engineering resources. Our peer group has a slightly higher median compensation and is the group we compete against in the marketplace and for executives and employees.

•	Our stock awards are 100% performance based and have been since 2007. No one in the ISS peer benchmark is 100% performance based and thus comparison is very hard to do.

For fiscal year 2012 our compensation plans, which are mostly variable and pay for performance in nature, yielded the following results:

•

No NEOs received a base salary increase for the second year in a row and our CEO has not had a base salary increase since 2006. ISS incorrectly states his base salary is $727,000 which is not accurate as $127,000 was a one-time cash out of unused vacation as was detailed in a footnote in the proxy already. As such his base SALARY is slightly BELOW the peer median. In addition we are not awarding any base salary increases to any NEO for 2013.

•	Earned amounts under our cash incentive bonus plans decreased 94% from fiscal year 2011. Significantly UNDER the ISS peer group

•

Performance based stock award attainment in 2012 was only 29% of the maximum potential - the lowest amount ever. Actual EARNED for our CEO was only $1.7 million (see attached) not the $4.7 million shown in the proxy that was a projection at the time of the grant. As such the equity portion of compensation is $1.7 million which is 43% BELOW the ISS peer median of $3.0 median (see page 10 of ISS report). Our pay for performance program works!

•	In summary our CEO’s earned compensation for 2012 was $2.5 million, a decrease of 75% from 2011 and is 43% BELOW the ISS peer group

•	Total earned and delivered compensation dollar value for all NEO’s decreased approximately 81% from fiscal year 2011 due to lower shares earned and a significantly lower stock price.

•	None of our NEO’s have been granted any service-based stock awards while serving as a NEO for over five years.

•

Payouts of performance-based restricted stock units are based on the achievement of a minimum financial performance metric and are capped at 100% of the total maximum targeted share awards. All milestones are set in advance and pre approved by the compensation committee. If the minimum financial metric is not achieved, the shares are forfeited and returned to the pool

•	Unlike other company’s we used NO discretion in any of our pay plans

•	We have no employment, severance or golden parachute agreements with any of our NEO’s and therefore, no excise tax gross-ups.

•	In summary, our pay for performance plan works! Please support.

3.	Proposal #4: Option Plan Extension

•	We are not asking for any additional shares, just an extension of the life of the plan, which will expire in January 2014, which is before our next annual meeting

•	If the plan expires we will be at a significant disadvantage in our ability to retain and attract talent

•	How do you want us to compensate people if the Plan is not renewed? Cash?

•	We will not have Sec. 162M deductibility for our equity grants and will lose valuable tax deductions

•	We lose alignment with our shareholders if our employees can’t be shareholders

•

The main issue that ISS continues to have is a very special, shareholder positive, transaction that continues to impact our outstanding equity awards, perceived plan cost and overhang. The SunPower spin in 2008 ($2.6 billion of value to our shareholders) created many of the issue in our overhang and SVT calculations and we expect this issue to have worked its way through the equity metrics within the next 2 years. On March 1, 2013, there remains approximately 12.95 million options outstanding that were adjusted as part of the SunPower spin, which was approved by 89% of our shareholders in 2008. The impact on the removal of these SunPower Spin related options to the standard shareholder value transfer calculation (SVT) would yield a SVT of 13%, which is below the ISS allowable cap of 14%. Absent this very shareholder friendly action our core burn rate, overhang and SVT calculations are in-line. Please don’t penalize us for doing the SunPower spin!

•

Our three-year average equity net burn rate of 1.9% continues to be well below industry standards. Our industry is plagued with tremendous amounts of turnover which causes gross burn rate inflation unless you consider cancellations. In addition since our executive award plans are performance based and we never obtain 100% there are always shares returned to the pool that shouldn’t be counted in a gross burn rate calculation since they were never delivered!

•	The ISS has accepted our burn rate as within acceptable range for companies similar to Cypress

•	Our overhang rate has decreased for five consecutive years and will continue to do so over the next 3 years

•

Our employees hold on to their equity grants much longer than most because they believe in the Company’s strategy. For example our CEO typically holds his options until they are near expiration. As of March 1, 2013, our NEO’s held 5.8 million fully exercisable shares that will expire in the next 1 to 2 years.

•	Please support the renewal of our equity plan

a.	We aren’t asking for any new shares

b.	The SunPower spin is the source of the metrics that ISS doesn’t consider

c.	Don’t penalize our equity plan since we buy back shares which hurt our equity plan metrics.

Cypress

Summary Of ISS Reports

Pay-For-Performance

Level of Concern

SOLID HISTORY OF

GOVERNANCE OVER

LAST 3 YEARS

	2013	2012	2011	2010 (1)
Pay For Performance Evaluation Component (2)
Pay for Performance Evaluation	High	Low	Low	N/A
Non-Performance-Based Pay Elements	Low	Low	Low	N/A
Peer Group Benchmarking	Medium	Low	Low	N/A
Severance/CIC Arrangements	Low	Low	Low	N/A
Comp Comm Communication & Effectiveness	Low	Low	Medium	N/A

Governance Risk Indicators:
Compensation	9 (High)	Low	Low	Low
Board Structure	5	Low	Low	Low
Shareholder Rights	1	Low	Low	Low
Audit	1	Low	Low	Low

ISS QuickScore

1 = Top of range (low concern)

5= middle of range

9= Bottom of range (high concern)

Source: All data taken from ISS Research Report for the Annual Shareholder meeting of the year indicated

(1)	In 2010, ISS did not evaluate Executive Compensation as they have done since 2011

(2)	Actual shareholder vote results to approve the compensation of our named executive officers:

	Proposal
2012	#3	98%	For

	Proposal
2011	#4	95%	For

TSR

CY vs. Sector

EXCELLENT

LONG TERM

PERFORMANCE

		CY TSR			Sector TSR

	1-Year	3-Year	5-Year	1-Year	3-Year	5-Year
2013	-33.14	2.56	5.06	0.49	2.72	-0.04
2012	-8.28	56.22	32.53	-21.08	25.99	-2.17
2011	75.95	27.79	39.47	22.69	2.94	1.24
2010	136.24	36.32	29.51	75.17	-8.16	-1.39

Source: All data taken from ISS Research Report for the Annual Shareholder meeting of the year indicated

Non-Equity Incentive All Other Total Cash Salary Bonus Plan Compensation Compensation Compensation Stock Awards Total Compensation ($) ($) ($) ($) ($) ($) Name and Principal Position Year T.J. Rodgers 2012 Proxy 726,919 - 15,865 4,356 747,140 4,728,684 5,475,824 1,764,231 President, Chief Executive Officer and Director 2012 Earned 726,919 - 15,865 4,356 747,140 2,511,371 - - - - - (2,964,453) (2,964,453) Delta 2011 Proxy 669,227 - 757,087 4,356 1,430,670 11,460,141 12,890,811 2011 Earned 669,227 - 757,087 4,356 1,430,670 8,791,111 10,221,781 Delta - - - - - (2,669,030) (2,669,030) Brad W. Buss Executive Vice President, Finance & Administration, 2012 Proxy 347,526 6,683 3,944 536 358,689 2,955,418 3,314,107 Chief Financial Officer 2012 Earned 347,526 6,683 3,944 536 358,689 1,102,637 1,461,326 Delta - - - - - (1,852,781) (1,852,781) 2011 Proxy 343,630 - 208,561 526 552,717 7,162,590 7,715,307 2011 Earned 343,630 - 208,561 526 552,717 5,494,417 6,047,134 Delta - - - - - (1,668,173) (1,668,173) Paul D. Keswick Executive Vice President, 2012 Proxy 329,077 - 62,354 1,440 392,871 2,364,350 2,757,221 New Product Development 2012 Earned 329,077 - 62,354 1,440 392,871 882,116 1,274,987 Delta - - - - (1,482,234) (1,482,234) 2011 Proxy 325,629 - 158,711 756 485,096 5,730,062 6,215,158 2011 Earned 325,629 - 158,711 756 485,096 4,395,555 4,880,651 Delta - - - - - (1,334,507) (1,334,507) Christopher A. Seams 2012 Proxy 394,722 - 4,506 951 400,179 2,364,350 2,764,529 Executive Vice President, Sales and 882,116 Marketing 2012 Earned 394,722 - 4,506 951 400,179 1,282,295 Delta - - - - - (1,482,234) (1,482,234) 2011 Proxy 407,356 - 225,293 604 633,253 5,730,062 6,363,315 2011 Earned 407,356 - 225,293 604 633,253 4,395,555 5,028,808 Delta - - - - - (1,334,507) (1,334,507) Dana C. Nazarian 2012 Proxy 290,736 - 3,394 414 294,544 2,050,775 2,345,319 Executive Vice President, 2012 Earned 290,736 - 3,394 414 294,544 765,125 1,059,669 Memory Products Division Delta - - - - - (1,285,650) (1,285,650) PARS FMV FY’12 Grant date stock price 15.94 FY’12 Release date stock price 10.50 FY’11 Grant date stock price 20.09 FY’11 Release date stock price 17.87

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with our annual meeting of shareholders, we previously filed our definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and commenced mailing our notice of Internet availability of proxy materials or our definitive proxy statement and proxy card to our stockholders on March 29, 2013. Before making any voting decision, you should also carefully read the definitive proxy statement in its entirety.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including our definitive proxy statement, through the Internet at the SEC’s website at www.sec.gov, or at our website at investors.cypress.com/financials. You may also read and copy any document that we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about our proxy statement or our annual meeting of stokholders, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact our proxy solicitor, Georgeson Inc., at (866) 828-4304.